Free Writing Prospectus (To the Prospectus dated February 10, 2009 and the Prospectus Supplement dated February 10, 2009)	Filed Pursuant to Rule 433 Registration No. 333-145845 February 11, 2009

$[—] Buffered Super TrackSM Notes due March 16, 2010 Linked to the Performance of the iShares® MSCI EAFE Index Fund Medium-Term Notes, Series A, No. E-3018

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA-/Aa3‡)

Initial Valuation Date:	February 11, 2009

Issue Date:	February 17, 2009

Final Valuation Date:	March 11, 2010*

Maturity Date:	March 16, 2010* (resulting in a term to maturity of approximately 13 months)

Denominations:	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Reference Asset:	iShares® MSCI EAFE Index Fund (the “ETF”) (Bloomberg ticker symbol “EFA UP <Equity>”)

Initial Price:	[—], the closing price per share of the ETF on the initial valuation date

Final Price	The closing price per share of the ETF on the final valuation date

Upside Leverage Factor:	2

Maximum Return:	26.20%

Buffer Percentage:	10%

Payment at Maturity:

If the final price is greater than the initial price, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the Reference Asset Return multiplied by 2, subject to a maximum return on the Notes of 26.20%. For example, if the Reference Asset Return is 26.20% or more, you will receive the maximum return on the Note of 26.20%, which entitles you to the maximum payment of $262 for every $1,000 principal amount Note that you hold. Accordingly, if the Reference Asset Return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 x (Reference Asset Return x Upside Leverage Factor)]

If the Reference Asset Return is less than or equal to 0% and equal to or greater than -10%, you will receive the principal amount of your Notes; and

if the Reference Asset Return is less than -10%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset declines beyond 10%. Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [($1,000 x (Reference Asset Return +10%)]

You will lose some or all of your investment at maturity if the Reference Asset declines by more than 10%.

Reference Asset Return:	The performance of the reference asset from the initial price to the final price, calculated as follows: Final Price – Initial Price Initial Price

Calculation Agent:	Barclays Bank PLC

Business Day:	New York

CUSIP/ISIN:	06738QP36 and US06738QP367

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA- by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc, and will be rated Aa3 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.
*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-4 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009 , and the prospectus supplement dated February 10, 2009 , and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009 , as supplemented by the prospectus supplement dated February 10, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009 :

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated February 10, 2009 :

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below assume an initial price of 38.64 and a maximum return on the Notes of 26.20%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Price	Reference Asset Return	Payment at Maturity	Total Return on the Notes
$77.28	100.00%	$1,262.00	26.20%
$73.42	90.00%	$1,262.00	26.20%
$69.55	80.00%	$1,262.00	26.20%
$65.69	70.00%	$1,262.00	26.20%
$61.82	60.00%	$1,262.00	26.20%

FWP–2

Final Price	Reference Asset Return	Payment at Maturity	Total Return on the Notes
$57.96	50.00%	$1,262.00	26.20%
$54.10	40.00%	$1,262.00	26.20%
$50.23	30.00%	$1,262.00	26.20%
$46.37	20.00%	$1,262.00	26.20%
$44.44	15.00%	$1,262.00	26.20%
$42.50	10.00%	$1,200.00	20.00%
$40.57	5.00%	$1,100.00	10.00%
$38.64	0.00%	$1,000.00	0.00%
$36.71	-5.00%	$1,000.00	0.00%
$34.78	-10.00%	$1,000.00	0.00%
$32.84	-15.00%	$950.00	-5.00%
$30.91	-20.00%	$900.00	-10.00%
$27.05	-30.00%	$800.00	-20.00%
$23.18	-40.00%	$700.00	-30.00%
$19.32	-50.00%	$600.00	-40.00%
$15.46	-60.00%	$500.00	-50.00%
$11.59	-70.00%	$400.00	-60.00%
$7.73	-80.00%	$300.00	-70.00%
$3.86	-90.00%	$200.00	-80.00%
$0.00	-100.00%	$100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The reference asset increases from an initial price of 38.64 to a final price of 42.50.

Because the final price of 42.50 is greater than the initial price of 38.64 and the reference asset return of 10.00% multiplied by 2 does not exceed the hypothetical maximum return of 26.20%, the investor receives a payment at maturity of $1,200 per $1,000 principal amount Note, resulting in a 20.00% return on the note.

$1,000 + [$1,000 x (10.00% x 2)] = $1,200

Example 2: The reference asset increases from an initial price of 38.64 to a final price of 50.23

Because the reference asset return of 30.00% multiplied by 2 exceeds the hypothetical maximum return of 26.20%, the investor receives a payment at maturity of $1,262.00 per $1,000 principal amount Note, the maximum payment on the Notes, resulting in a 26.20% return on the note.

Example 3: The reference asset decreases from an initial price of 38.64 to a final price of 36.71.

Because the final price of 36.71is less than the initial price of 38.64 and the reference asset return of -5% is negative but greater than -10%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note, resulting in a 0% return on the note.

Example 4: The reference asset increases from an initial price of 38.64 to a final price of 27.05

Because the final price of 27.05 is less than the initial price of 38.64 and the reference asset return of -30% is negative and lesser than 10%, the investor will receive a payment at maturity of $800 per $1,000 principal amount Note, resulting in a -20.00% return on the note.

$1,000 + [$1,000 (10%+-30%)] = $800

Selected Purchase Considerations

•	Market Disruption Events and Adjustments—

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the reference asset; and

FWP–3

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the reference asset.

•

Appreciation Potential—The Notes provide the opportunity to enhance equity returns by multiplying a positive reference asset return by two, up to the maximum return on the Notes of 26.2%, or $262 for every $1,000 principal amount Note. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the reference asset return of up to 10%. If the final price declines by more than 10%, you will lose an amount equal to 1% of the principal amount of your Notes for every 1% that the reference asset declines beyond 10%.

Certain U.S. Federal Income Tax Considerations—The following discussion (in conjunction with the discussion in the prospectus supplement) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes. We intend to treat the Notes as prepaid forward contracts or other executory contracts subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations-Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. Pursuant to the terms of the Notes, each Holder agrees to treat the Notes consistent with our treatment for all U.S. federal income tax purposes.

Under the “constructive ownership” rules of section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), the portion of any gain that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the Notes could be treated as ordinary income and subject to an interest charge to the extent that the U.S. holder is unable to demonstrate that it would have realized long-term capital gain had it held the Reference Asset directly. However, because the U.S. holder does not share in distributions made on the Reference Asset, these distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the Reference Asset directly. Prospective investors in the Notes should consult their tax advisors as to the possibility that section 1260 applies to their Notes.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of certain notes (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Note is required to accrue income in respect of the Note prior to the receipt of payments under the Note or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Note as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Note could be subject to U.S. withholding tax in respect of a Note. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF or any of the component stocks of the ETF or of the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”; and

•	“Risk Factors—Additional Risks Relating to Securities Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities which Contain a Multiplier”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

FWP–4

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The payment at maturity is linked to the performance of the ETF and will depend on whether, and the extent to which, the share performance is positive or negative. Your investment will be exposed to any decline in the performance of the reference asset beyond the 10% buffer percentage as compared to the initial closing price of the reference asset. You will lose up to 90% of your initial investment if the reference asset return declines by more than 10%.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the final closing price is greater than the initial closing price, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a 26.20% of the principal amount.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the ETF or of the stocks comprising the ETF or the Underlying Index would have. Among other things, the return on the shares of the ETF could include substantial dividend payments, which you will not receive as an investor in your Notes, and an investment in the shares of the ETF is likely to have tax consequences that are different from an investment in your Notes.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Exposure to Fluctuations in Foreign Exchange Rates—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks underlying the ETF are denominated. Therefore, if the applicable currencies depreciate relative to the U.S. dollar over the term of the Notes, you may lose money even if the local currency value of the stocks underlying the ETF goes up.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF does not fully replicate the performance of the iShares® MSCI EAFE Index Fund (the “Underlying Index), and the ETF may hold securities not included in the Underlying Index. The value of the ETF to which your Notes is linked is subject to:

•

Management risk. This is the risk that Barclays Global Fund Advisors’s investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

The ETF May Underperform the Underlying Index—The performance of the iShares® MSCI EAFE Index Fund may not replicate the performance of, and may underperform, the Underlying Index. Unlike the Underlying Index, the iShares® MSCI EAFE Index Fund will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the iShares® MSCI EAFE Index Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® MSCI EAFE Index Fund, differences in trading hours between the iShares® MSCI EAFE Index Fund and the Underlying Index or due to other circumstances. Because the return on your Notes, both with respect to the coupon payment and with respect to the payment due at maturity is linked to the performance of the iShares® MSCI EAFE Index Fund and not the Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the Underlying Index.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes— The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. For further discussion, see “Certain U.S. Federal Income Tax Considerations” above, as well as “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

FWP–5

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the ETF on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the ETF, the Underlying Index and securities comprising the Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate on the stocks comprising the Underlying Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks underlying the ETF are denominated; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Program Credit Rating

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA- by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc (“S&P”), and will be rated Aa3 by Moody’s Investor Services, Inc. (“Moody’s”). An AA- rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa1 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.

Description of the Reference Asset

We have derived all information contained in this free writing prospectus regarding iShares® MSCI EAFE Index Fund (the “ETF”), including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus for the iShares® MSCI EAFE Index Fund dated December 1, 2008 issued by iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust, Barclays Global Investors, N.A. (“BGI”) and Barclays Global Fund Advisors (“BGFA”). The ETF is an investment portfolio maintained and managed by the Trust. BGFA is the investment advisor to the ETF. The ETF is an exchange-traded fund that trades on NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “EFA”.

The Trust is a registered investment company that consists of numerous separate investment portfolios, including the ETF. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Trust, BGFA or the ETF, please see the Prospectus for the iShares® MSCI EAFE Index Fund dated December 1, 2008. In addition, information about the Trust and the ETF may be obtained from the iShares® website at www.ishares.com.

Investment Objective and Strategy

The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index (the “Underlying Index”). The Underlying Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) as an equity benchmark for international stock performance. As of December 31, 2008, the ETF’s three largest holdings by country were Japan, United Kingdom and France, respectively.

The ETF generally invests at least 90% of its assets in securities of the Underlying Index and in depositary receipts representing securities of the Underlying Index. The ETF may invest the remainder of its assets in securities not included in the Underlying Index but which BGFA believes will held the ETF track its Underlying Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BGFA.

Representative Sampling

The ETF pursues a “representative sampling” strategy in attempting to track the performance of Underlying Index, and generally does not hold all of the equity securities included in the Underlying Index. The ETF invests in a representative sample of securities in the Underlying Index, which have a similar investment profile as the Underlying Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Underlying Index.

FWP–6

Correlation

The Underlying Index is a theoretical financial calculation, while the ETF is an actual investment portfolio. The performance of the ETF and the Underlying Index will vary somewhat due to transaction costs, asset valuations, foreign currency valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. The difference between 100% and the ETF’s actual correlation with the Underlying Index is called “tracking error.” The ETF, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its Underlying Index in approximately the same proportions as in the Underlying Index.

Industry Concentration Policy

The ETF will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the ETF will concentrate to approximately the same extent that the Underlying Index concentrates in the stocks of such particular industry or group of industries.

FWP–7

Holdings Information

The following tables summarize the ETF’s top holdings in individual companies and by sector as of December 31, 2008.

Company	Percentage of Total Holdings
Nestle SA-Reg	1.93%
BP PLC	1.82%
Novartis AG-Reg	1.52%
Total SA	1.49%
HSBC Holdings PLC	1.46%
Roche Holding AG-Genusschein	1.38%
Vodafone Group PLC	1.35%
Glaxosmithkline PLC	1.24%
Telefonica SA	1.20%
Royal Dutch Shell PLC-A SHS	1.18%

Top holdings by sector as of December 31, 2008

Company	Percentage of Total Holdings
Financials	22.51%
Industrials	11.49%
Consumer Staples	10.11%
Consumer Discretionary	9.76%
Health Care	9.69%
Energy	8.56%
Materials	7.86%
Utilities	7.61%
Telecommunication Services	6.98%
Information Technology	5.07%

The information above was compiled from the iShares® website. We make no representation or warranty as to the accuracy of the information above. The information on the iShares® website is not, and should not be considered, incorporated by reference herein.

iShares® is a registered mark of BGI. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Information

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices, of the ETF for each quarter in the period from September 30, 2003 through February 10, 2009. The ETF closing price on February 10, 2009 was $38.64.

We obtained the ETF closing prices below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the closing price on the final valuation date. We also cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

FWP–8

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2003	$34.28	$28.77	$30.15
December 31, 2003	$37.75	$30.39	$36.19
March 31, 2004	$40.38	$35.91	$39.02
June 30, 2004	$45.60	$39.46	$45.60
September 30, 2004	$48.23	$45.03	$47.23
December 31, 2004	$48.06	$43.27	$47.67
March 31, 2005	$47.51	$44.59	$47.16
June 30, 2005	$53.45	$47.14	$53.30
September 30, 2005	$55.36	$51.14	$52.92
December 30, 2005	$53.92	$51.12	$52.35
March 31, 2006	$58.57	$51.24	$58.09
June 30, 2006	$60.95	$54.58	$59.42
September 29, 2006	$65.52	$60.25	$64.99
December 29, 2006	$70.65	$59.40	$65.35
March 30, 2007	$68.52	$60.94	$67.78
June 29, 2007	$74.66	$67.61	$73.26
September 30, 2007	$77.18	$70.95	$76.27
December 31, 2007	$81.79	$76.05	$80.63
March 31, 2008	$85.50	$67.99	$82.56
June 30, 2008	$86.49	$78.00	$78.50
September 30, 2008	$79.22	$65.63	$71.90
December 31, 2008	$78.76	$68.06	$68.70
February 10, 2009*	$68.39	$52.36	$56.30

*	High, low and closing prices are for the period starting January 1, 2009 and ending February 10, 2009.

FWP–9